Exhibit 99.4
[Sutter Securities Incorporated Letterhead]
May 21, 2008
Strategic Transaction Committee of the Board of Directors
ESS Technology, Inc.
48401 Fremont Boulevard
Fremont, CA 94538
Strategic Transaction Committee of the Board of Directors
Echo Technology (Delaware), Inc.
48401 Fremont Boulevard
Fremont, CA 94538
Members of the Strategic Transaction Committees:
     Sutter Securities Incorporated (“Sutter”) hereby consents to the inclusion of its opinion letter, dated as of the date of this joint proxy statement/prospectus, to the Strategic Transaction Committee of the Board of Directors of ESS Technology, Inc. (“ESS”) and the Strategic Transaction Committee of the Board of Directors Echo Technology (Delaware), Inc. (“Echo”) as Annex C-2 to, and reference thereto under the captions “Summary — Opinions of Needham & Company, LLC and Sutter Securities Incorporated,” “Proposal One —The Reincorporation Merger Advance Proxy — The Cash-Out Merger — Background of the Mergers,” “Proposal One — The Reincorporation Merger Advance Proxy — The Cash-Out Merger — Reasons for the Mergers” and “Proposal One — The Reincorporation Merger Advance Proxy - The Cash-Out Merger — Opinions of the Company’s Financial Advisors — Opinion of Sutter Securities Incorporated” in, the joint proxy statement/prospectus relating to the proposed reincorporation merger involving ESS and Echo and the proposed merger involving Echo and Echo Mergerco, Inc., a wholly-owned subsidiary of Semiconductor Holding Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Echo to be filed with the Securities and Exchange Commission on or about May 21, 2008. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, or that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours, SUTTER SECURITIES INCORPORATED
By:	/s/ G.E. Matthews
Senior Managing Director